Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 5 to Form S-4 of Ladder Capital Finance Holdings LLLP of our report dated March 28, 2013, except for Note 14, the Master Repurchase Agreement paragraph in Note 15, the financial statement schedules and the effects of the Registration paragraph described in Note 2 to the consolidated financial statements, as to which the date is April 29, 2013, and except for the effects of the revisions discussed in the revision of previously issued financial statements paragraph described in Note 2 to the consolidated financial statements, as to which the date is August 16, 2013, relating to the financial statements and financial statement schedules of Ladder Capital Finance Holdings LLLP and our reports dated April 29, 2013, relating to the statements of revenue and certain expenses for the Abingdon, Aiken, Johnson City, Ooltewah, Palmview, Middleburg and Satsuma properties for the year ended December 31, 2011, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 20, 2013